LAW OFFICES
SCHLANGER, SILVER, BARG & PAINE, L.L.P.
A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
109 NORTH POST OAK LANE, SUITE 300
HOUSTON, TEXAS 77024

Exhibit 8.2

July 7, 2011

Concentric Energy Corporation
17318 De Chirico Circle
Spring, TX 77379

Re: Opinion Regarding That Portion of Form S-4, Registration Statement Under the
Securities Act of 1933 ("Form S-4"), Discussing The Material United States Federal
Income Tax Consequences Related To The Proposed Merger ("Merger") of a Nevada
corporation ("Subco"), a Wholly Owned Subsidiary of Uranium Energy Corporation, a
Nevada Corporation ("UEC"), and Concentric Energy Corporation, a Nevada corporation
("Concentric"). Hereinafter, this shall be referred to generally as the "Tax Discussion."

Dear Sir or Madam:

            We are tax counsel to the Board of Directors and stockholders of Concentric.

            Our firm has been asked to give its opinion (our "Opinion") regarding the Tax Discussion set forth in the Form S-4 to which this Opinion is attached. All statements of legal conclusions contained in the Opinion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Form S-4.

Limitations

            This Opinion is strictly limited to the Tax Discussion insofar as it describes the material United States federal income as treatment imposed by the United States on the Merger.

            This Opinion does not address the Tax Discussion insofar as it describes the Canadian federal income tax consequences related to the Merger nor does this Opinion address any state, local or other foreign tax laws related to the Merger.

            This Opinion is addressed only to the Board of Directors of Concentric and to certain U.S. Concentric stockholders not specifically excluded from the Tax Discussion in Form S-4. Further, it does not address Non-U.S. Concentric stockholders as described in the Tax Discussion.

Assumptions

            You have represented to us in the Tax Discussion in Form S-4 certain facts regarding the Merger and, with your permission, we have assumed those facts to be true and correct.

Conclusions

            We agree that the legal conclusions contained in the Tax Discussion, with respect to the matters set forth therein, as of the effective date of the Form S-4, are an accurate discussion of the federal income tax consequences which would be associated with the Merger.

            In coming to this conclusion, we examined the Code and Treasury Regulations promulgated regarding Sections 368(a) as well as various judicial and administrative pronouncements pertinent to the matter.

Limitations

            While the opinions expressed above are based upon the firm's best interpretation of existing laws and facts made known to the firm, such opinions are not binding upon either the Internal Revenue Service or the various courts with jurisdiction over matters concerning U.S. federal income taxation. Further, there can be no assurance that the conclusions set forth herein will not be challenged by the Internal Revenue Service or, if challenged, upheld by a court.

            The firm is admitted to practice in the State of Texas and we express no opinion on the laws of any jurisdictions other than the State of Texas and the United States of America. This opinion is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. The opinions expressed herein are applicable only to the matters discussed herein. We consent to the reproduction of this opinion as an exhibit to the Form S-4 registration statement and to the reference in such registration statement to our opinion letter. This opinion letter may not be relied upon in any manner, furnished to, circulated, quoted, referred to, or used by any other person.

Very truly yours,

"Schlanger, Silver, Barg & Paine, LLP"

SCHLANGER, SILVER, BARG & PAINE, LLP